Exhibit 6.8

EQUITY SHARING AGREEMENT

FOR

INTRODUCTION

This Equity Sharing Agreement (the “Agreement”) is entered into on its Effective Date between (i) Owni, as written below in the signature block, (individually and collectively (the “Owni”), (ii) Company, as defined in Exhibit A, and (iii) Ownify, Inc., a Delaware Corporation (“Ownify”), together the “Parties” (and individually each a “Party”), and concerns the ownership of real property, (the “Property”), as defined in Exhibit A. Additional parties will co-invest in the Company created to hold ownership of the subject property (the “Investors”).

RECITALS

WHEREAS, Owni and Investors intend to form a Company for the purpose of purchasing the Property. The Owni and the Investors will become equity holders in the Company. The Parties intend for the Company to own the Property for a term of five years, during which Owni will occupy the Property and make monthly payments to Company for the use of and to build equity in the Property. At the end of the term, the Parties intend for Owni to purchase the Property from the Company. The Parties agree as follows:

1.	Owni and Ownify will each make an Initial Capital Contribution, and receive Membership Interests in the Company.

2.	The Company will purchase the Property and pay the property tax, property insurance, and other materially reasonable expenses associated with the formation of the Company and ownership of the Property during the Term.

3.	Owni will use the Property as their residence and will pay a monthly fee for use of the Property, the terms of which are detailed in the Lease Agreement.

4.	Owni will make Total Monthly Payments, which: (i) increase Owni’s interest in the Company; and (ii) grant Owni an option to purchase the Property from the Company.

5.	Prior to this Agreement, Owni executed a Participation Agreement that detailed the material terms of the relationship with Ownify and Investors. Contemporaneous with this Agreement, the Parties are also executing a Joinder Agreement to the Company Operating Agreement, and the Lease Agreement.

6.	At the end of the Term, the Parties intend for the Owni to purchase the Property from the Company. If Owni does not purchase the Property at the Term, the Investors, Ownify and Ownify and Owni may renew this Agreement, Owni may purchase the Property, or the Company and Investors may buy out Owni’s Membership Interest.

7.	If Owni wishes to vacate the Property before the end of the Term or otherwise terminate this Agreement, the Owni may incur additional costs to be assessed against Owni or Owni’s interest in the Company.

Section 1 — DEFINITIONS

The capitalized terms listed below are defined as follows:

“Actionable Violation” means the term as defined in Section 11.

“Adjusted Property Value” means the Property Value as calculated according to Section 6.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 2 OF 18

“Association” means a group of Parties who hold a Membership Interest.

“Company” is defined in Exhibit A.

“Company Operating Agreement” is the controlling organizing document for the Company, detailing the rights and obligations of the members.

“Designated Party” is defined in Exhibit A.

“Desired Purchase Date” means the date on which the Owni desires to exercise the Owni Option.

“Desired Termination Date” means the date on which the Owni desires to terminate the Agreement.

“Effective Date” means the date determined under Section 12.3.

“Homeowners Association” means the homeowners association of where the Property is located.

“Initial Capital Contribution” means the exact amounts described in Exhibit A of this Agreement.

“Initial Property Value” means the amount stated in Exhibit A of this Agreement and includes closing costs and make-ready costs in addition to the purchase price.

“Investors” means each person or Association that owns an Investor Membership Interest.

“Investor Membership Interest” means the equity interest held by an Investors, defined further in Section 2.

“Joinder” means such Joinder Agreement entered into between the Owni and Company contemporaneous with this Agreement.

“Lease” means such Lease Agreement entered into between Owni and Company contemporaneous with this Agreement.

“Make-Ready Costs” means the costs of repairs and maintenance necessary to ensure that the Property is in a suitable condition before Owni occupies the Property, and are paid for by Ownify. Activities included in this process range from cleaning services and painting, to repair of heating and cooling systems or replacement of appliances. Any Make-Ready Costs are in the complete and sole discretion of Ownify.

“Manager” means Ownify, Inc. The Manager has been delegated to perform certain tasks on behalf of the Company and the Parties under this Agreement.

“Membership Interest” means the percentage of equity interest held by any person and used for the allocation of ownership and certain expenses and proceeds as defined further in Section 2.

“MEPP” means the monthly equity purchase payment component of the Total Monthly Payment, which is a payment made by Owni to the Manager. The MEPP increases Owni’s Membership Interest and correspondingly decreases Ownify’s Membership Interest, as described in Section 4. In addition, the MEPP renews Owni’s option to purchase the Property from the Company as described in Section 5. The monthly amount of the MEPP for the first five years is shown in Exhibit A to the Lease Agreement.

“Notice” means a writing prepared and transmitted in accordance with Section 12.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 3 OF 18

“Owni” means the single Party or Association that owns the Owni Membership Interest and occupies the Property.

“Owni Membership Interest” means the equity ownership interest held by the Owni defined further in Section 2.

“Owni Option” means as defined in Section 5.

“Party” means an owner of any interest in the Company during the term of this Agreement, and any current or future signatory to this Agreement.

“Promptly” means within three (3) calendar days of the event triggering the requirement to act.

“Property” is defined in Exhibit A.

“Property Value” means the value of the Property at a particular time determined as described in this definition. From the Effective Date until the first time when this Agreement requires that the Property Value be re-calculated, the Property Value shall be deemed to be the Initial Property Value, as defined in Exhibit A. When this Agreement requires that the Property Value shall be recalculated, the Property Value shall be adjusted upward or downward based upon the percentage change (if any) in the Adjusted Property Value since the Effective Date or last recalculated Adjusted Property Value. The recalculated Adjusted Property Value shall then be fixed until the next occasion when this Agreement requires it to be calculated.

“Relisting Fee” means the amount of four percent (4.0%) of the Initial Property Value or Adjusted Property Value, as applicable, during the first thirty (30) months of the Term and shall be reduced by 0.067% for each subsequent month, starting in the thirty-first month, until such Relisting Fee equals two percent (2.0%) in month sixty (60). If Owni is in Default and such Default is ongoing and continuous, then the Relisting Fee shall be four percent (4.0%) of the Adjusted Property Value.

“Term” of this Agreement is 5 years from the Effective Date of this Agreement.

“Total Monthly Payment” means the monthly payment from Owni to Manager, and consists of the MEPP and any payments due under the Lease Agreement.

Section 2 — ORGANIZATIONAL MATTERS

2.1 ORGANIZATIONAL STRUCTURE. This Agreement is not intended to create a partnership, joint venture or subdivision, among the Parties. Except as specifically provided in this Agreement, no Party is authorized to act as agent for or on behalf of any other Party, to do any act which would be binding on any other Party, or to incur any expenditures with respect to the Property except as specifically provided in this Agreement. The Company will be organized, hold meetings, and members will vote according to the Company’s Operating Agreement.

2.2 MEMBERSHIP INTERESTS AND MEMBERS.

A.	Company wishes to allocate equity ownership of the Company to the Owni. Ownify and Investors, such allocation shall be referred to as the “Membership Interests.” Company shall allocate control and management of the Company to the Manager.

B.	There are two Membership Interests with particular characteristics, including obligations and rights: (i) one of these Membership Interests is referred to in this Agreement as the “Owni Membership Interest”, and the single Party or Association that owns the Owni Membership Interest is referred to as the “Owni”; and (ii) the other Membership Interest is referred to in this Agreement as the “Investor Membership Interest”, and the single Party or Association that owns the Investor Membership Interest is referred to as the “Investors”. The rights and obligations of each Membership Interest are detailed in the Company Operating Agreement.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 4 OF 18

2.3 GRANTING OF MEMBERSHIP INTERESTS. In exchange for the Initial Capital Contribution and the obligations of this Agreement, Company grants to Owni the Membership Interests indicated in Exhibit A to this Agreement.

Section 3 — OBLIGATIONS, COSTS, AND BENEFITS OF THE PROPERTY

3.1 ALLOCATION ACCORDING TO THIS AGREEMENT. Title to the Property shall be held by the Company. The Parties wish to allocate all costs, obligations, benefits and rights associated with ownership of the Property as provided in this Agreement and the Company Operating Agreement. The allocations described in this Agreement shall supersede any presumptions which might otherwise arise as a result of (i) the price paid by the Owni for their Membership Interest in the Company, (ii) the manner in which title to the Property is held, (iii) the acts or omissions of the Parties in relation to the Property, or (iv) the provisions of any other document executed by the Parties.

3.2 RIGHT AND OBLIGATION TO OCCUPY

A.	Owni shall have the right and obligation to occupy the Property for the Term. The terms governing Owni’s use of the Property are detailed in the Lease, executed by the Parties contemporaneously with this Agreement. Owni will make any payment due under the Lease to the Manager as part of the Total Monthly Payment.

B.	Investor relinquishes the right to occupy the Property that might otherwise arise presumptively or by operation of law as a result of their ownership interests in the Property, except as is detailed in the Lease.

3.3 EFFECT OF FAILURE TO OCCUPY

A.	If Owni defaults under this Agreement, Owni’s rights and obligations to occupy the Property shall be immediately extinguished, according to Section 11 below. Owni recognizes that their right to occupy the Property may be terminated notwithstanding the Owni Membership Interest in the Company.

3.4 PROPERTY INSURANCE.

A.	Insurance obtained by the Company. Company will obtain and maintain the following policies of insurance for the Property: (i) a policy of “all risk” casualty insurance providing coverage for such risks as are commonly covered with respect to properties similar to the Property in construction, location and use, with coverage in an amount equal to the full replacement value of the Property and its fixtures, including required building code upgrades, and the minimum level of coverage for personal property contents available from the insurance carrier; (ii) a policy providing coverage for Property-related liabilities of all owners of the Property; and (iii) at the Company’s discretion, a policy of Manager’s choice covering the Property for damage caused by flood.

B.	Insurance obtained by Owni. Owni understands and agrees that pursuant to the obligation to occupy the Property, the Owni must supplement the Company’s insurance coverage by obtaining Owni’s own insurance policy that protects Owni’s personal property or any potential liability that may arise with Owni’s use of the Property.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 5 OF 18

C.	Insurance Costs. Company will pay the premiums for the policies listed in this Section 3.4(a). Owni shall pay for the costs associated with policies required to insure Owni against risk of loss associated with Owni’s use as listed in Section 3.4(B).

D.	Insurance Claims and Proceeds. Unless they otherwise agree, the Owni shall notify Company of any claims that need to be made for all covered losses in respect of the Property regardless of fault. Proceeds intended by the insurance carrier as compensation for the cost of repair of particular damage to the Property shall be applied to repair such damage. Proceeds intended by the insurance carrier as compensation for loss of use of the Property shall be paid to Company. If proceeds are insufficient to cover the full cost of repair, the excess cost for the repair shall not be allocated to the Owni unless the damages are intentionally or negligently caused by Owni, or an agent, invitee, or affiliate of the Owni.

3.5 PROPERTY TAXES. Company will pay all property taxes levied by the governing authority in the jurisdiction where the property is located related to ownership of the property.

3.6 PROHIBITION AGAINST ENCUMBRANCES. Notwithstanding anything to the contrary in this Agreement, and except with respect to liens or encumbrances related to Company’s purchase or financing of the Property, none of the Company, the Manager, the Owni or any other Party shall incur any obligation in the name of the Company or individually, which obligation shall be secured either intentionally or unintentionally by a direct lien or encumbrance of any kind on the Property or any other assets of the Company. For the avoidance of doubt, subject to the terms and provisions hereof, the Manager may incur direct liens, encumbrances and other obligations on their Membership Interests.

Section 4 — MONTHLY EQUITY PURCHASES

4.1 MONTHLY EQUITY PURCHASE PAYMENTS

A.	Monthly Equity Purchase Payments. The MEPP increases Owni’s Membership Interest and correspondingly decreases Ownify’s Membership Interest, as described in this Section. In addition, the MEPP renews Owni’s option to purchase the Property from the Company as described in Section 5. The monthly amount of the MEPP is shown in the Lease.

B.	Calculation of Membership Interest. The Membership Interests shall be adjusted monthly on the last day of each month as follows: the Manager shall (i) obtain the Adjusted Property Value as of the first day of the month according to Section 6; (ii) calculate the percentage representing the fraction with a denominator equal to such Adjusted Property Value and a numerator equal to the total of the MEPP paid by Owni during the month; and (iii) add such percentage to Owni’s Membership Interest and subtract the same percentage from Ownify’s Membership Interest.

The following example illustrates the calculation described above. The example is based upon the following hypothetical assumptions for a monthly adjustment occurring in the first two months after the initial purchase of a home for $350,000:

Initial Transfer Date: May 12, 2022

Adjusted Property Value on June 1, 2022: $350,000

Owni Membership Interest on June 1: 2.000% & Investor Membership Interest on June 1: 98.000%

Owni MEP Payment made during June 2022: $508.52

Owni Membership Interest on June 30: 2.145% & Investor Membership Interest on June 30: 97.855%

Adjusted Property Value on July 1, 2022: $351,426

Owni Membership Interest on July 1: 2.145% & Investor Membership Interest on July 1: 97.855%

Owni MEP Payment made during July 2022: $502.61

Owni Membership Interest on July 31: 2.288% & Investor Membership Interest on July 31: 97.712%

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 6 OF 18

Section 5 — OWNI OPTION TO PURCHASE

5.1 GRANT OF OPTION TO PURCHASE THE PROPERTY.

A.	Owni Option. Company grants Owni the exclusive right and option to purchase the Property (“Owni Option”) at the Purchase Price set forth in Section 7.

B.	Option Fee. Owni’s payment of the MEPP portion of the Total Monthly Payment is consideration for the Owni Option. Owni’s failure to pay the MEPP terminates Owni’s Option, as described in this Section.

C.	Option Period. The term of the Owni Option (“Option Term”) will commence, and the Owni Option will be in effect upon: (i) the execution of this Agreement; and (ii) the continued receipt by the Company of the Total Monthly Payment. The Option Term shall terminate upon the earlier of: (i) Owni’s failure to pay the Total Monthly Payment, as required by this Agreement; (ii) forty five days before the Term ends; (iii) any other termination of this Agreement, including dissolution of Owni according to Section 8; or (iv) upon Owni’s Default of this Agreement.

5.2 FAILURE TO PAY TOTAL MONTHLY PAYMENT. If Owni fails to pay a Total Monthly Payment when due under the terms of the Lease, then within five days, the Manager may provide Owni a “Notice of Failure to Pay” by electronic mail to the Designated Party of Owni. Owni will have 10 days from the date of a Notice of Failure to Pay to make the Total Monthly Payment due. If Owni fails to make Total Monthly Payment as required by the Notice of Failure to Pay, the Owni Option expires, and Manager will initiate the Actionable Violation procedure detailed in Section 11 below. Company may, in its sole discretion, allow additional time for Owni to make the Total Monthly Payment or accept any partial payment. Any extension or acceptance of partial payment, however, is not a waiver of Company’s remedy rights under this Agreement.

Section 6 — VALUATION OF PROPERTY

6.1 INITIAL PROPERTY VALUE.

A.	The Initial Property Value will be the total of the purchase price, closing costs and expected Make-Ready Costs paid for by Ownify and as defined in Exhibit A.

B.	In the event that the cost of Make-Ready Costs exceeds the amount in Exhibit A, such additional costs will be agreed to by the Parties in writing, and will be included in the calculation of the Initial Property Value.

6.2 ADJUSTED PROPERTY VALUE.

A.	The Property Value shall be recalculated and adjusted upward or downward based on one of the processes in this Section, resulting in the Adjusted Property Value. The Adjusted Property Value shall then be fixed until the next occasion when this Agreement requires it to be recalculated.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 7 OF 18

B.	The Adjusted Property Value shall be determined through one of the following: (i) Index - Value based on a forecast of the seasonally adjusted, purchase-only monthly FHFA House Price Index for the smallest geographic area that includes the Property or such other similarly utilized index of a geographical nature or the most similar index then available; (ii) “Broker Price Opinion” - Value given by a licensed real estate professional estimating the the selling price of the Property based review of the Property and the selling prices of comparable homes; (iii) Automated Valuation Model - Value based on available Automated Valuation Models (AVMs) provided by reputable third parties; (iv) Appraisal - Value based on appraisal report of the Property; or such other recognized valuation methods.

C.	When a valuation is required under this Agreement the Company shall have the right to elect, in its sole and absolute discretion, the valuation method to be used as described in Section 6.2(B). When providing an Adjusted Property Value to Owni, Company will inform Owni of the valuation method used.

6.3 SUBSTANTIAL ALTERATIONS TO THE PROPERTY

A.	Alterations and Improvements. For the purposes of this section, a “Substantial Alteration” means any addition, improvement or other change to the Property that cannot be removed or reversed by a readily identifiable licensed and qualified contractor for a cost of $2,000 or less. Although Owni is generally permitted to make additions, improvements or other changes to the Property at their sole expense, Owni is not allowed to make a Substantial Alteration, or allow any other person to make a Substantial Alteration, without the explicit and written approval of the Company, which approval may be withheld in the Company’s sole and absolute discretion. Owni is responsible for obtaining any and all necessary local and municipal permits for alterations, Substantial Alterations, and improvements.

B.	Impact of Alterations on Adjusted Property Value. Amounts paid by Owni for any alterations, approved Substantial Alterations, or improvements to the Property shall not be reimbursed. In addition, any work performed by Owni shall not be reimbursed. The Adjusted Property Value will not reflect any increase due to the alterations, permitted Substantial Alterations, or improvement paid for or performed by Owni. If the approved Substantial Alteration materially reduces the value of the Property, Company reserves the right to reduce the Adjusted Property Value.

The following example illustrates the impact of alterations on the Adjusted Property Value described above. The example is based upon the following hypothetical assumptions for a $25,000 kitchen renovation paid for by the Owni:

Adjusted Property Value prior to renovation: $350,000

Cost of renovation (including any work performed by Owni): $25,000

Adjusted Property Value after completion of renovation: $350,000

Since the Adjusted Property Value does not increase as a result of the renovation, any benefit due to that renovation accrues entirely to the equity owners of the Company..

The Owni retains the Owni Option to purchase the property for the Adjusted Property Value ($350,000), which does not include the value of any improvements ($25,000). This in effect conveys the benefit of these improvements to the Owni when the Owni purchases the property from Company.

C.	Work By Owni. Owni may perform alterations, but not Substantial Alternations, themselves. All work performed by Owni shall be completed reasonably quickly and performed in a quality manner. If Owni undertakes work but then fails to fulfill the performance requirements of this Section 6.3(C), Company may require that Owni hire a “Qualified Workman” to complete the work at Owni’s sole expense. Any work performed by Owni shall not be reimbursed and does not impact the Adjusted Property Value. Owni shall be solely responsible for all cost and time associated with such work.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 8 OF 18

D.	Work By Qualified Workman. Any work not performed by Owni must be performed by a Qualified Workman. A “Qualified Workman” is someone who holds all licenses legally required for the task and has at least two (2) years experience completing similar tasks. All work shall be performed under a written contract describing the scope of work, price, payment schedule and completion date, and shall comply with all applicable laws, ordinances, resolutions, procedures, orders, standards, conditions, approvals, rules, regulations and the like of any governmental entity with jurisdiction over the Property and all requirements imposed by any Homeowners Associations or adjacent owners with a legal or contractual right to impose such requirements on the Property. Owni shall arrange for access by the Qualified Workman to the work area, inspect the completed work, and make timely payment upon satisfactory completion.

E.	Failure to Complete Construction. In the event Owni or a Qualified Workman fails to perform all of their contractual obligations, Owni shall promptly notify Manager and use reasonable efforts to accomplish completion of the work as close to the contractual completion date as possible, and pursue all available legal remedies arising from the breach.

F.	Owni Responsible for Any Liens Resulting from Work. If Owni causes Work to be contracted for the property that results in a lien, regardless of circumstances, Owni shall promptly notify Company and cause the lien to be removed. If Owni is unable or unwilling to do so, Company may step in and resolve the lien deducting all actual and related costs for the same to be adjusted against Owni’s Membership Interest.

6.4 DISPUTED ADJUSTED PROPERTY VALUE. If Owni disputes an Adjusted Property Value provided by Company, Owni must notify Company of the dispute within five days of Owni’s receipt of the Adjusted Property Value. Within fifteen days, Owni may obtain a Broker Price Opinion at their own expense. An average of the Company provided property value and the Owni’s Broker Price Opinion will be used as the final Adjusted Property Valuation. If Owni fails to obtain a report within the fifteen days, Company’s valuation method will be the Adjusted Property Valuation. If Owni has Defaulted on this Agreement, Owni will have forfeited the right to dispute an Adjusted Property Value.

6.5 CONDEMNATION. In the event a condemnation or eminent domain proceeding results in the transfer of the Property, the Adjusted Property Value shall be the amount paid by the governmental entity purchasing the Property.

Section 7 — OWNI EXERCISE OF OPTION

7.1 EXERCISE OF OWNI OPTION.

A.	Initiation of Purchase Process. The Parties’ intend for this Agreement to end with Owni exercising the Owni Option. Owni may exercise the Owni Option at any time by paying the Purchase Price calculated as described in Subsection B. To begin the purchase process, Owni shall provide to the Manager a notice stating a Desired Purchase Date. The Desired Purchase Date must be at least 45 days from the date of the Notice to the Manager.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 9 OF 18

B.	Purchase Price. The Purchase Price payable by Owni for the Property shall be calculated as follows: (i) begin with the Adjusted Property Value recalculated as of the first day of the month of the Desired Purchase Date, subject to adjustment as described in this Subsection B; (ii) add any outstanding amounts due under the Lease, including a prorated portion of any amounts due under the Lease for the month during which Owni will purchase the Property; and (iii) add any outstanding interest, costs and fees payable by Owni under this Agreement. Notwithstanding anything to the contrary in this Subsection or elsewhere in this Agreement, the Adjusted Property Value shall be the greater of either (i) Property Value recalculated as described in the definition of Property Value found in Section 7.10, or (ii) the Property Value Floor. For purposes of this Subsection, the “Property Value Floor” shall be 105% of the Initial Property Value plus any Company-funded Improvements.

7.2 PAYMENTS DUE UPON EXERCISE.

A.	Purchase Price Payment. At least 30 calendar days before the Desired Purchase Date, Manager will provide Owni with a calculation of the Owni Purchase Price.

B.	Payment for Owni’s Membership Interest. At least 30 calendar days before the Desired Purchase Date, Manager will provide Owni with a calculation of the value of the Owni Membership Interest, calculated according to the Company’s Operating Agreement.

C.	Procedure. On or before the Desired Purchase Date, Owni shall provide to the Manager: (i) the full amount of the Purchase Price; minus (ii) the value of Owni Membership Interest. Upon receipt of such payment, Owni Membership Interest in the Company will cease. Company will execute and deliver such documents as necessary to Owni to transfer ownership of the Property. Owni’s failure to make full payment by the Desired Purchase Date shall not be a violation of this Agreement; however, if Owni still wishes to purchase the Property, Owni must restart the option exercise process described in this section.

Section 8 — OTHER TERMINATIONS

8.1 OWNI INITIATION OF TERMINATION. Owni may initiate a termination of this Agreement at any time. To begin the termination process, Owni shall provide to the Manager a Notice stating Owni’s intention to terminate this Agreement and the “Desired Termination Date”, which must be at least fifteen days from the date of the Notice (as defined below) but no more than forty-five days. On the Desired Termination Date, Owni’s right and obligation to occupy the Property per Section 3 will terminate and the Parties must fulfill their obligations under the Lease. Within five days of the obligations of the Lease being satisfied, the Manager will provide a Settlement Accounting Notice.

8.2 DISILLUSIONMENT OF OWNIFY. In the event Ownify declares bankruptcy, has a change of control, or materially defaults on debt obligations, Manager will give Owni notice as soon as reasonably practicable. If Owni has remained current on the obligations of this Agreement, including the payment of the Total Monthly Payment, Owni will have thirty days to exercise the Owni Option. If Owni does not exercise the Owni Option in that time, Company has the election to terminate this Agreement, at which time Owni’s right and obligation to occupy the Property and Lease Agreement will terminate and Company will provide a Settlement Accounting.

8.3 TERMINATION AT END OF FIVE YEARS. Per Section 3 above, if Owni has not provided Notice to the Company of their intent to exercise the Owni Option at least forty five days prior to the Term, Owni’s Option will have expired and the Agreement will automatically terminate on the expiration of the Term. Upon termination Owni’s right and obligation to occupy the Property will immediately terminate, and the Parties will complete the obligations contained in the Lease. Within fifteen days of the Parties fulfilling their obligations under the Lease Agreement, Company will provide a calculation and payment schedule of any amounts due according to this Section 8. In the event there are amounts due to Owni, Company will make the payment to Owni within 10 days of the provision of the calculation of the amounts due.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 10 OF 18

8.4 VALUATION OF MEMBERSHIP INTERESTS AND PAYMENT SCHEDULE.

A.	Calculation of Amounts Due Upon Termination. Manager will provide a written calculation of any amounts due in a “Settlement Accounting Notice” as follows:

(i)	begin with the Adjusted Property Value recalculated as of the date of the Notice initiating the termination;

(ii)	calculate the value of the Membership Interests of the Owni, Ownify and Investors as of the date of the Notice initiating the termination;

(iii)	subtract the Relisting Fee;

(iv)	subtract any outstanding amounts due under the Lease, including a prorated portion of any amounts due under the Lease for the month during which Company will purchase the Owni Membership Interest; and

(v)	subtract any outstanding costs and fees payable by Owni under this Agreement.

B.	Relisting Fee. If this Agreement terminates in any way other than Owni exercising the Owni Option, Owni is responsible for paying a Relisting Fee, as detailed in this Section. This is because the Parties are entering into this Agreement with the intent that Owni exercise the Owni Option to purchase the Property, and not otherwise terminate the Agreement.

C.	Outstanding Obligations of Company. If the Agreement terminates pursuant to the terms hereof, and there are amounts due to Owni, Company will make such payment within ten days of the date of the Settlement Accounting Notice.

D.	Outstanding Obligations of Owni. If the Agreement pursuant to the terms hereof, if there are amounts due from Owni, Owni will make such payment within ten days of the date of the Settlement Accounting Notice. Company shall be entitled to collect from Owni any amounts owed by Owni under this Agreement by any means allowed by Applicable Law and such collection rights shall survive the termination of this Agreement and the sale of the Property.

Section 9 — TAX CAPITAL ACCOUNTS AND INSURANCE

9.1 CAPITAL ACCOUNTS FOR INCOME TAX PURPOSES. A “Capital Account” may exist for each Membership Interest, held by the company for income tax purposes. At any particular time, the balance of each Membership Interest’s Capital Account shall be calculated according to the terms of the Company Operating Agreement. The Company shall prepare its income tax returns in a manner consistent with the principles described in this Agreement.

Section 10 — TRANSFERS OF MEMBERSHIP INTERESTS

10.1 GENERAL TRANSFER RESTRICTION.

A.	Voluntary Transfer and Assignment. The Owni shall not voluntarily transfer all or any portion of the Owni Membership Interest, or assign any of the rights associated with such Membership Interest, or delegate any of the duties association with such Membership Interest, except with the express written approval of Manager, and such approval may be withheld at Manager’s discretion. Manager may condition its willingness to consider a transfer request on payment of an application fee. Where a Membership Interest is transferred (voluntarily, as the result of succession, or in any other manner), all of the associated rights and duties shall automatically pass to the transferee (subject to the termination rights described in Subsection 5.3C).

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 11 OF 18

B.	Mandatory Transfer and Assignment. Prior to mandatory transferring of any interest in the Owni Membership Interest, each transferring Party shall provide Notice to each Party of their intention to do so. No transfer of any interest in the Property shall be permitted unless the transferee signs (i) an amendment to this Agreement explicitly agreeing to be bound by all of its terms, and (ii) upon Notice so requesting from any Party, an updated Memorandum of Agreement in substantially similar form to the one of record immediately prior to the transfer. It shall be the responsibility of the Party transferring an interest in the Property to insure that the Notice and signature requirements of this Subsection are satisfied, and each transferring Party shall be liable for all losses, damages, costs and expenses, including reasonable attorneys fees, resulting from their failure either (i) to provide the Notice required under this Subsection, or (ii) to insure that their interest is not transferred unless the transferee has signed all documents required by this Subsection either prior to, or contemporaneously with, the transfer. Without limiting the generality of the preceding sentence, IT IS EXPRESSLY PROVIDED THAT IF AN INTEREST IS TRANSFERRED WITHOUT THE TRANSFEREE HAVING SIGNED ALL DOCUMENTS REQUIRED BY THIS SUBSECTION, THE ASSOCIATION AND ANY PARTY IS EMPOWERED TO IMMEDIATELY TAKE ANY AND ALL ACTION NECESSARY TO OBTAIN THE REQUIRED SIGNATURES OR, IF THAT IS NOT REASONABLY POSSIBLE, TO ACQUIRE THE TRANSFERRED INTEREST SO THAT THE TRANSFEREE WHO DID NOT SIGN IS NO LONGER THE OWNER OF ANY INTEREST IN THE PROPERTY, OR TO TAKE ANY OTHER ACTION REASONABLY CALCULATED TO RELIEVE THE ASSOCIATION AND ALL PARTIES OF THE RISKS ASSOCIATED WITH HAVING A Party WHO IS NOT A SIGNATORY, AND THAT THE PARTY WHO TRANSFERRED THEIR INTEREST WITHOUT COMPLYING WITH THIS SUBSECTION IS RESPONSIBLE FOR ALL ASSOCIATED COSTS. The responsibilities assigned by this Subsection to a Party transferring their interest in the Property may not be delegated or assigned to an employee or agent in a manner that would relieve such Party of liability under this Subsection. This Subsection shall not be deemed to impose any responsibility or liability on a person whose interest has been transferred as a result of their own death or judicially declared incapacity,

C.	Disillusionment of Owni. Upon the date Owni files bankruptcy, this Agreement is terminated, and: (i) all Owni Membership Interest shall be forfeited to Manager upon termination of this Agreement; and (ii) any rights or obligations that Manager may have to Owni shall cease. Upon the Effective Date of Notice by Owni to Manager of Owni’s divorce or separation, and as of the date Ownify receives such notice, the Owni Option shall immediately be triggered, and Owni shall have ninety (90) days from the the Effective Date of Notice of when Manager received such notice, to either (i) acquire the Owni Membership Interest of the other Owni party; (ii) inform the Manager that the Owni will acquire the Property; or (iii) inform the Manager that the Owni relinquishes its rights to its Owni Membership Interest and the Property and thus the Manager can immediately acquire the Owni Membership Interest, minus Relisting Fee.

D.	Transfer and Assignment due to Death and Succession. The Owni shall: (i) maintain in effect a will or trust specifying the disposition of their Membership Interest following death or judicially-ruled mental incapacity; (ii) provide a summary of such plan to the Manager prior to the Initial Transfer Date or, if such person becomes an Owni Party after the Initial Transfer Date, within 10 calendar days of the person becoming an Owni Party; and (iii) provide to the Manager a Notice describing any disposition plan changes within 14 calendar days of any such change. Within 60 calendar days of the death of any Owni Party, the deceased’s successor(s) in interest shall provide Notice to the Manager stating the date of death and the name, phone number, email address, and mailing address of each successor in interest. If any successor has/have not previously signed an assent to this Agreement, they shall do so immediately upon the Manager’s written demand. Depending on the circumstances that exist at the time of the death, Manager may have the right to terminate this Agreement as described in Subsection 5.3C.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 12 OF 18

E.	For the purposes of this Subsection, the term “transferee” shall be deemed to include any successor, assignee or personal representative of any Party. Each “transferee”, whether voluntary or involuntary, shall immediately be deemed to assume all obligations and liabilities of the Party whose ownership interest they obtained, regardless of whether they has signed the document(s) required under Subsection B. The purpose of this Subsection is to provide additional protection to the Association and all Parties in the event some individual or entity acquires an interest in the Property without signing this Agreement, but is not intended to diminish or limit the responsibilities and liabilities imposed by Subsection B. In addition, nothing in this Subsection or in this Agreement shall be interpreted to alter a former Party’s obligations, responsibilities or liabilities under this Agreement up to and including the date of any transfer.

F.	Without limiting the generality of Subsections B and C, it is expressly provided that, if the Owni marries or enters into a registered domestic partnership, the spouse or domestic partner of the Owni shall be deemed a “transferee” of Owni’s interest under such Subsections regardless of whether the Party actually transfers all or any portion of their interest to their spouse or domestic partner. The purpose of this provision is to avoid the circumstance where a series of events, perhaps unintended, coupled with the operation of law, effectively transfers all or a portion of a Membership Interest to a spouse or domestic partner who is not bound by this Agreement.

Section 11 — DISPUTE RESOLUTION AND DEFAULT

11.1 ACTIONABLE VIOLATION.

A.	Definition of Actionable Violation. An “Actionable Violation” shall be any of the following: (i) Owni’s breach of the right and obligation to occupy the Property; (ii) use of the Property which increases the rate of insurance for the Property or causes any insurance policy to be canceled or not renewed, impairs the structural integrity of the Property, or is in violation of an applicable law or regulation; (iii) any act or omission which results in the creation of a prohibited lien or encumbrance of any kind on the Property; (iv) Owni’s failure to make a Total Monthly Payment within the time required by the Notice of Failure to Pay; (v) Owni failure to provide Notice of a Material Capital Event as required by Section 12; and (vi) any other material violation of rights and obligations under this Agreement.

B.	Notice. Company shall provide to Owni a written Notice of Alleged Violation describing: (i) the violation; (ii) the “Cure Actions” required to remedy the violation; (iii) the amount of the Default, if such is in the payment terms; and (iv) the date after which the Agreement will be terminated, and Owni’s Option forfeited, if Owni does not cure.

C.	Cure. Owni must: (i) perform each of the Cure Actions within the time specified on the Notice of Alleged Violation; or (ii) initiate binding arbitration, within 30 calendar days from the effective date of the Notice of Alleged Violation.

D.	Consequential Losses. The party responsible for the violation shall be liable for all damages or losses that result from the Actionable Violation including any fines, reasonable attorney’s fees, and court or arbitration costs.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 13 OF 18

11.2 DEFAULT. “Default” means a failure to Cure an Actionable Violation, as defined in 11.1(A)-(C). When a Party Defaults, any Party in which the Party holds an ownership interest may be deemed a “Defaulting Party”. Following Default, each of the other Parties shall be immediately entitled to any remedy described in this Agreement and available at law or equity, serially or concurrently, except to the extent applicable law requires that certain remedies are excluded by the choice of one or more other remedy. If the Default is continuous and ongoing, the Manager may immediately take any action necessary, including selling the Property or repurchasing the Owni’s Membership Interest by Company, subject to the deduction of the Relisting Fee and any other associated costs regarding the relisting of the Property. Upon Default, Owni’s Option will immediately lapse.

11.3 LOSS OF RIGHT TO OCCUPY. Owni’s right to occupy any portion of the Property under the Lease and this Agreement shall terminate immediately upon Default, and the Defaulting Owni and such Owni’s relatives or guests shall be subject to removal from the premises. By executing this Agreement, each Owni expressly agrees to waive any legal right to occupy the premises following Default. Company may proceed with legally required notices related to Eviction immediately upon Default by either Owni.

11.4 WAIVER OF STATUTORY PRIORITY. The Owni waives the benefit of statutory debtor protection, including homestead and exemption rights, to the full extent permitted by State and Federal law with respect to enforcement of obligations described in this Agreement.

Section 12 — GENERAL PROVISIONS

12.1 NOTICES. Except where expressly prohibited by law, whenever “Notice” is required to be given hereunder to a Party, such Notice shall be deemed properly given if done so in accordance with the following provisions.

A.	Owni Requirement to Provide Notice for Certain Events. Within 24 hours of the occurrence of an event triggering a Notice requirement under this Section (a “Material Capital Event”), Owni shall provide to the Company Notice if Owni obtains any information concerning any such event Material Capital Event constituting: (i) a lien, encumbrance, liability claim, condemnation, or eminent domain, affected against the Property; (ii) any fire, flood, or other sudden or unexpected event causes damage to the Property; (iii) a job loss, illness, incapacity, or other event that will impact Owni’s ability to satisfy their obligations under this Agreement; (iv) a marriage, divorce or death involving any Owni Party; or (v) any other event occurs that could have a significant impact on the value of the Property or that significantly impacts the ability of Owni to fulfill Owni’s obligations under this Agreement.

B.	Notice to Party. Except when otherwise required by law, any Notice or other communication to a Party shall be given by email at such Party’s last known email address. It shall be the responsibility of each Party (i) to regularly monitor their email communication, (ii) to provide Notice to the Designated Party of the other Party when their email address changes. A Party may specify a reasonable alternative method of notification, to be used for a period of up to thirty (30) days, by providing Notice to the Designated Party for the other Party, of such alternative and the dates during which it will be required.

C.	Notice to Company. Any Notice or other communication to the Company shall be given to the Company either (i) by using the Company’s communication web portal, or (ii) by email to the Company’s email address shown on the Joinder or such other email address provided by the Company as a Notice to Owni that explicitly expresses the Company’s intention the change its email address.

D.	Owni Annual Statements. Not later than March 30 of each year, the Company shall prepare, and provide as a Notice to Owni, an annual statement containing the following information: (i) a tax return for the Company for the preceding calendar year together with the K-1 statement relating to Owni; (ii) a statement showing the Membership Interests, including the basis for any adjustments to the Membership Interests since the preceding report; and (iii) if the Company has changed the insurance coverage for the Property, a copy of the current policy.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 14 OF 18

E.	Notice to Owni. Any Notice or other communication to Owni shall be given either (i) by using the Company’s communication web portal, or (ii) by email to the email address of the Designated Party. Where both of these pathways are expressly made inadequate by operation of law for a particular Notice, such Notice shall be sent via a reputable delivery service that provides proof of delivery to the mailing address shown on shown on the Joinder, or to such other mailing address provided by Owni as a Notice to the Manager that explicitly expresses Owni’s intention the change their mailing address. Notices to Owni shall be considered properly given if provided to any Owni Party, as set forth herein.

F.	Effective Date of Notice. The “Effective Date of Notice” shall immediately upon receipt of Notice by the receiving Party. Where notice is by email is expressly made inadequate by operation of law or, in the case of the Company, where an alternative Notice method has been specified, the Effective Date of Notice shall be the date specified by law for the manner in which the notice is given or, if no such date is specified, shall be three (3) calendar days after the Notice is sent or published.

12.2 BINDING ARBITRATION. Except as stated in Exhibit B of this Agreement, all Parties agree to submit any dispute relating to this Agreement, the Property, or the Company, to mandatory binding arbitration as described in this Section. However, nothing in this Section or elsewhere in this Agreement is intended to imply that Investors, or the Manager, must initiate an arbitration proceeding as a precondition to exercising the termination rights granted by Subsection 5.3C. Any arbitration shall be conducted by the Judicial Arbitration and Mediation Service (“JAMS”). A panel of three arbitrators shall administer the arbitration in the city with a population of at least 300,000 that is closest to the Property. The Member wishing to initiate arbitration must file a request for arbitration with JAMS and pay JAMS’ initial administration fee deposit in full. In addition, where Owni is initiating the arbitration after receiving a Notice of Alleged Violation, Owni must provide as a Notice to Company: (i) a description of each respect in which Owni disagrees with any part of the Notice of Alleged Violation, including the specified Cure Actions; and (ii) if the Notice of Alleged Violation alleges nonpayment of a Total Monthly Payment, proof that payment has been made in full under protest. No Member will be deemed to have initiated arbitration unless and until they has fulfilled each of the requirements described in the preceding sentences. The pendency of an arbitration proceeding shall not preclude Company from sending additional Notices of Alleged Violation under Subsection 6.1A.

12.3 EFFECTIVE DATE OF AGREEMENT. The “Effective Date” of this Agreement shall be the date the Agreement is signed by the counterparty to the Agreement.

12.4 DURATION OF AGREEMENT. This Agreement shall bind the Parties until (i) One hundred percent (100%) of the Property is resold in a single transaction, (ii) One Party transfers their entire interest in the Property to the other Party, (iii) The Parties explicitly agree in writing to no longer be bound by this Agreement; (iv) this Agreement is superseded or lapses by operation of law; or (v) the Agreement is terminated pursuant to the terms hereof.

12.5 CONTROLLING AGREEMENT. The Parties intend for this Agreement to be controlling as to the issues related to the ownership of the Property, the valuation of the Property, the Owni Option. The Parties intend for the Lease to be controlling as to the issues related to the occupancy of the Property. The Parties intend for the Company Operating Agreement to be controlling as to the issues related to the membership, management, voting rights, securities registration and issuance, and ownership of the Company. To the extent this Agreement, the Lease, and the Company Operating Agreement are in direct conflict, the provision contained in the document that controls the issue will take precedence.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 15 OF 18

12.6 PARTITION. Partition is a court-ordered forced sale of co-owned real estate. While each Party recognizes that they may have a right to seek partition of the Property, they also recognize that such action is likely to have negative consequences for the other Party. Accordingly, each Party agrees to waive their right to seek partition or sale in lieu of partition throughout the Term or the Owni Option of this Agreement.

12.7 MISCELLANEOUS TERMS. If a Party or an individual comprising a Party becomes subject to any claim, liability, obligation, or loss arising from or related to the willful or negligent act or omission of the other Party, such other Party shall fully indemnify him/her from all associated costs and expenses including reasonable attorneys fees. The provisions of this Agreement shall be liberally construed to effect its purpose of creating a general plan for the operation of the Property. The various headings used are for convenience only and shall not affect meaning or interpretation. Any exhibit mentioned in this Agreement is attached and deemed incorporated by this reference. This Agreement is executed in and shall be governed by the laws of the state where the Property is located. This Agreement may be amended at any time and from time to time, but any amendment must be in writing and signed by both Parties. Each provision of this Agreement shall be deemed independent. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision. Time is expressly declared to be of the essence in this Agreement. Except as specifically provided in this Agreement, a Party may waive a term or provision of this Agreement only by preparing and signing a written document explicitly describing the waiver. No waiver by any Party of any breach of this Agreement shall constitute a waiver of any subsequent breach of the same or different provision of this Agreement. This document, together with the Lease, the Joinder, and any other agreement between Owni and the Company, contain the entire agreement of the Parties relating to any matter regarding the Property. Any written or oral representations, modifications or agreements regarding these matters, including but not limited to those contained in any purchase agreement or preliminary commitment, shall be of no force and effect unless contained in a subsequently dated, written document expressly stating such representation, modification or agreement, signed by both Parties.

12.8 AMENDMENTS. This Agreement may be amended but any amendment must be in writing and signed by each Member.

12.9 COSTS AND ATTORNEY’S FEES. Except as otherwise provided in Section 11, in the event that any dispute between the Parties related to this Agreement or to the Property should result in litigation or arbitration, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this Section: (i) attorney fees shall include, without limitation, fees incurred in bankruptcy litigation, post judgment motions, discovery, contempt proceedings, and examinations (debtor and third party) relating to garnishment and levy; and (ii) prevailing Party shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

12.10 ATTORNEY DISCLOSURES. Each Party understands and acknowledges that their interests conflict with the interests of the other Party and that the attorney preparing this Agreement is unable to adequately represent the interests of any Party individually. The parties acknowledge that the legal and tax aspects of equity sharing have not yet been fully tested through litigation in the court or tax system. The Parties acknowledge that they have been advised to independently hire economic, tax and legal counsel to evaluate and review the financial, tax and legal consequences of this transaction and this Agreement. The Parties acknowledge that they have either conducted their own independent tax and legal analysis of each of the terms of this Agreement or hereby knowingly waive their right to do so.

12.11 CONFLICTS. Notwithstanding anything contained in this Agreement, in the event this Agreement or any portion hereof is subject to an applicable state law, as stated in Exhibit B, and this Agreement or any portion hereof conflicts with the applicable state law, then the applicable provisions of the applicable state law shall control.

[Signature Page Follows]

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 16 OF 18

By signing below, the undersigned, certifies that this Agreement is hereby adopted by the Owni and the Company as the Equity Sharing Agreement effective on the date adjacent to their signatures.

OWNI:

NAME	NAME

DATE	DATE

COMPANY:

NAME

DATE

EQUITY SHARING AGREEMENT	PAGE 17 OF 18

Exhibit A

I. INITIAL CAPITAL CONTRIBUTION

A.	The Initial Property Value is $____________ and includes the purchase price of $____________, closing costs of $____________ and expected Make-Ready Costs of $____________.

B.	Owni contributed $____________ in cash toward the purchase, various closing costs, and improvements completed prior to the date of this Agreement.

C.	Ownify contributed $____________ in cash toward the purchase, various closing costs, and improvements completed prior to the date of this Agreement.

II. COMPANY AND PROPERTY

A.	“Company” means __________________________________________________________________.

B.	“Property” means the real property commonly known as ______________________________________.

III. MEMBERSHIP INTEREST

A.	In exchange for the Initial Capital Contribution, Owni will receive _____________ Owni Membership Interest under this Agreement.

B.	In exchange for the Initial Capital Contribution, Ownify will receive _____________ Investor Membership Interest under this Agreement

IV. DESIGNATED PARTIES

The Parties designate the following individuals as those to receive notice on their behalf:

A.	Company Designated Party:	Name: Ben Herold Address: 548 Market Street #25841, San Francisco, CA 94104 Email: operations@ownify.com Phone: 415-573-2521

B.	Owni Designated Party	Name: __________________________________________ Address: ________________________________________ Email: __________________________________________ Phone: __________________________________________

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________

EQUITY SHARING AGREEMENT	PAGE 18 OF 18

Exhibit B

I. NORTH CAROLINA

A.	Binding Arbitration. Applicable with respect to a summary ejectment action pursuant to Article 3 of Chapter 42 under North Carolina General Statutes (“N.C.G.S.”).

B.	Conflicts with Other Agreements under Section 8.11. Applicable with respect to exercise of the Owni Option, the North Carolina Landlord Tenant Law (“NCLTL”) set forth in Chapter 42 of the N.C.G.S. and/or the Option to Purchase Contract Executed With Lease Agreements Law (“Lease-Purchase Option Law”) set forth in Chapter 47G of the N.C.G.S.

© 2023 Ownify, Inc. All rights reserved. Any use of this form, other than by Ownify(™) or one its affiliates, may result in legal actions being brought against the user. Unauthorized use of the form should be reported to legal@ownify.com. NC - SESA - 20230201	Owner Initials: ______________ Owner Initials: ______________